TerrAscend Reports Second Quarter 2025 Financial Results

Net Revenue totaled $65 million and Gross Profit Margin was 51.1% from continuing operations, excluding Michigan

12th consecutive quarter of positive Cash Flow from continuing operations and 8th consecutive quarter of positive Free Cash Flow¹

Announced exit from Michigan market to reduce existing debt and enable concentrated growth and improved profitability in core markets

Subsequent to quarter end, completed a $79 million non-dilutive refinancing of existing debt with an additional uncommitted term loan facility of up to $35 million for strategic M&A

TORONTO, August 7, 2025 - TerrAscend Corp. ("TerrAscend" or the "Company") (TSX: TSND) (OTCQX: TSNDF), a leading North American cannabis company, today reported its financial results for the second quarter ended June 30, 2025. All amounts are expressed in U.S. dollars and are prepared under U.S. Generally Accepted Accounting Principles (GAAP), unless indicated otherwise.

The following financial measures are reported as results from continuing operations unless otherwise noted, due to the Company’s previously stated intention to sell all of its Michigan assets, which are reported as discontinued operations effective as of the second quarter ended June 30, 2025. All historical periods have been restated accordingly.

Second Quarter 2025 Financial Highlights

•
Net Revenue was $65.0 million, compared to $67.2 million in Q2 2024.
•
Gross Profit Margin was 51.1%, compared to 49.6% in Q2 2024.
•
GAAP Net Loss from continuing operations was $6.4 million, compared to a net loss of $6.3 million in Q2 2024.
•
EBITDA from continuing operations¹ was $15.9 million, compared to $15.4 million in Q2 2024.
•
Adjusted EBITDA from continuing operations¹ was $16.0 million, compared to $17.3 million in Q2 2024.
•
Adjusted EBITDA Margin from continuing operations¹ was 24.6%, compared to 25.7% in Q2 2024.
•
Net Cash provided from continuing operations was $7.3 million, compared to $16.7 million in Q2 2024, which included an $8.4 million tax refund.
•
Free Cash Flow¹ was $5.0 million, compared to $14.8 million in Q2 2024, which included an $8.4 million tax refund.

"In the second quarter of 2025, we made the decision to exit the Michigan market, to reduce existing debt and enable concentrated growth and improved profitability in core markets. Adjusted EBITDA from continuing operations totaled $16 million with Adjusted EBITDA margin of 24.6%. The second quarter marked our 12th consecutive quarter of positive cash flow from continuing operations and 8th consecutive quarter of positive free cash flow. Consistent performance in our three Northeast markets of New Jersey, Maryland, and Pennsylvania were the key drivers of these results. In New Jersey we maintained our market leadership position, in Maryland we are on a $75 million revenue run rate with gross margins in the high 50’s, and in Pennsylvania our retail and wholesale revenue grew sequentially as we move towards potential adult-use in the state," stated Jason Wild, Executive Chairman of TerrAscend.

"On the M&A front, we announced a definitive agreement in early May to acquire Union Chill dispensary in New Jersey, a well-situated dispensary with limited competition within a 10-mile radius, which will bring our total dispensaries in the state to four upon regulatory approval. Shortly thereafter, we closed on the Ratio Cannabis acquisition, our first dispensary in Ohio, a recently converted, still nascent adult-use state. Subsequent to the end of the quarter, we completed a $79 million non-dilutive senior secured syndicated term loan, which provides access to an additional uncommitted term loan facility of up to $35 million for strategic M&A and extends all senior secured debt maturities until late 2028. Our business is strong, and our confidence remains high as we continue to work towards further operational efficiencies, expanding our core business, and additional accretive acquisitions in key markets,” concluded Mr. Wild.

Financial Summary Q2 2025 and Comparative Periods

(in millions of U.S. Dollars)	Q2 2025	Q2 2024
Revenue, net	65.0	67.2
Year-over-Year decrease	-3.3%

Gross profit	33.2	33.4
Gross profit margin	51.1%	49.6%

General & Administrative expenses	21.0	22.6
Share-based compensation expense (included in G&A expenses above)	0.8	2.0
G&A as a % of revenue, net	32.3%	33.7%

Net loss from continuing operations	(6.4)	(6.3)

EBITDA from continuing operations[1]	15.9	15.4

Adjusted EBITDA from continuing operations[1]	16.0	17.3
Adjusted EBITDA Margin from continuing operations[1]	24.6%	25.7%

Net cash provided by operations - continuing operations	7.3	16.7

Free Cash Flow[1]	5.0	14.8

Second Quarter 2025 Business and Operational Highlights

•
Announced decision to exit the Michigan market, with plans to sell substantially all Michigan assets in the second half of 2025 and use the net proceeds to pay down existing debt.
•
Achieved 12th consecutive quarter of positive cash flow from continuing operations and 8th consecutive quarter of positive free cash flow.
•
Maintained a leadership position in New Jersey with all three Apothecarium retail locations ranking in the top 15 out of over 220 dispensaries statewide in total units sold.2
•
Phillipsburg, New Jersey dispensary ranked #3 in the state in unit sales and #2 in revenue.2
•
Completed expansion of cultivation and manufacturing capabilities at New Jersey facility.
•
Expanded cultivation capacity by 50% at Maryland facility, with first harvest completed in June.
•
Retail revenue increased quarter-over-quarter across all markets.
•
Pennsylvania revenue grew 6.9% quarter-over-quarter.
•
Repurchased 535,000 shares at a weighted average price of USD$0.29 per share during the quarter as part of the $10 million share repurchase program initiated in August of 2024.
•
Closed on acquisition of Ratio Cannabis, a well-situated and profitable dispensary in Ohio.
•
Signed definitive agreement to acquire Union Chill, an $11 million revenue run rate dispensary in New Jersey, which upon closing will bring TerrAscend's total number of dispensaries to four in the state.

Subsequent Events

•
Closed on $79 million non-dilutive refinancing extending all senior secured debt maturities until late 2028, with an additional uncommitted term loan facility providing up to $35 million for strategic M&A.

1. EBITDA from continuing operations, Adjusted EBITDA from continuing operations, Adjusted EBITDA margin from continuing operations, and Free Cash Flow are non-GAAP measures defined in the section titled “Definition and Reconciliation of Non-GAAP Measures” below and reconciled to the most directly comparable GAAP measure, at the end of this release.

2. According to LIT Alerts.

Second Quarter 2025 Financial Results

Net revenue from continuing operations for the second quarter of 2025 was $65.0 million, compared to $67.2 million for the second quarter of 2024, representing a slight decrease year-over-year and in line with the Company’s expectations as communicated on last quarter’s earnings conference call. Retail revenue increased 1.0% year-over-year. The increase in retail revenue was driven by a partial quarter of sales from the recent Ratio acquisition in Ohio, which was offset by price compression in the New Jersey market. Wholesale revenue declined 10.8% year-over-year. Wholesale growth in Maryland was offset by a decline in New Jersey while Pennsylvania remained steady.

Gross profit margin for the second quarter of 2025 was 51.1%, as compared to 49.6% for the second quarter of 2024, driven by continued strong performance in both New Jersey and Maryland.

General & Administrative (G&A) expenses for the second quarter of 2025 were $21.0 million, and 32.3% of revenue, compared to $22.6 million, and 33.7% of revenue, in the second quarter of 2024.

GAAP Net Loss from continuing operations for the second quarter of 2025 was $6.4 million, compared to a net loss of $6.3 million in the second quarter of 2024.

Adjusted EBITDA from continuing operations for the second quarter of 2025 was $16.0 million, or 24.6% of revenue, compared to Adjusted EBITDA from continuing operations of $17.3 million for the second quarter of 2024, or 25.7% of revenue.

Balance Sheet and Cash Flow

Cash and cash equivalents were $26.7 million as of June 30, 2025. Net cash provided by continuing operations was $7.3 million in the second quarter of 2025, compared to $16.7 million in the second quarter of 2024, which included an $8.4 million tax refund. This represents the Company's twelfth consecutive quarter of positive cash flow from continuing operations. Capex spending was $2.3 million in the second quarter of 2025, mainly related to expansions at the Company's Maryland and New Jersey facilities. The 50% expansion of cultivation in Maryland was completed in April, with first harvest occurring in June. Also, the expanded edibles production and greenhouse expansion in New Jersey were both completed in the second quarter of 2025. Free cash flow was $5.0 million in the second quarter of 2025, compared to $14.8 million in the second quarter of 2024, which included an $8.4 million tax refund, representing the Company's eighth consecutive quarter of positive free cash flow.

During the quarter, the Company distributed $1.3 million to its New Jersey minority partners and paid down $0.5 million of debt.

Subsequent to quarter end, the Company closed on an upsized senior secured syndicated term loan of $79 million, $68 million of which was used to retire existing indebtedness across other lenders, with the remainder designated for future growth initiatives. As part of this transaction, an additional uncommitted term loan facility in an aggregate principal amount of up to $35 million will be available for future M&A. This transaction extends all senior secured debt maturities until late 2028. It also provides further financial flexibility to execute on the Company’s growth strategy, including organic growth initiatives and strategic M&A.

As of June 30, 2025, there were approximately 381 million basic shares of the Company issued and outstanding, including 306 million common shares, 11 million preferred shares as converted, and 63 million exchangeable shares. Additionally, there were 38 million warrants and options outstanding at a weighted average price of $3.77.

Conference Call Details

TerrAscend will host a conference call today, August 7, 2025, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, President and Chief Executive Officer, and Alisa Campbell, Interim Chief Financial Officer, will host the call starting at 5:00 p.m. Eastern time. A question-and-answer session will follow management's presentation.

Date:	Thursday, August 7, 2025
Time:	5:00 p.m. Eastern Time
Webcast:	https://app.webinar.net/0K9b289Jyd7
Dial-in Number:	1-888-510-2154
Replay:	1-289-819-1450 or 1-888-660-6345 Available until 12:00 midnight Eastern Time on August 21, 2025 Replay Entry Code: 23155#

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including operations in Pennsylvania, New Jersey, Maryland, Ohio, Michigan and California through TerrAscend Growth Corp. and retail operations in Canada, TerrAscend operates The Apothecarium, Gage and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Cookies, Lemonnade, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include, but not limited to, statements with respect to the Company’s expectations with respect to its business outlook, financial profile, and operational efficiencies; its market opportunities, growth prospects in new and existing markets, and M&A strategy; the expected benefits of, and the Company’s ability to execute on, its exit plans in Michigan; and the Company’s expectation of future availability of funds under the uncommitted term loan of up to $35 million. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 6, 2025.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates: (i) Free cash flow from net cash provided by operating activities from continuing operations less capital expenditures for property and equipment which management believes is an important measurement of the Company's ability to generate additional cash from its business operations, and (ii) EBITDA from continuing operations and Adjusted EBITDA from continuing operations as net loss, adjusted to exclude provision for income taxes, finance expenses, depreciation and amortization, share-based compensation, (gain) loss from revaluation of contingent consideration, unrealized and realized (gain) loss on investments, unrealized and realized foreign exchange (gain) loss, gain on fair value of derivative liabilities, gain on lease termination, and certain other items, which management believes is not reflective of the ongoing operations and performance of the Company. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

For more information regarding TerrAscend:

Ziad Ghanem
Chief Executive Officer
IR@terrascend.com
689-345-4114

Investor Relations Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

Valter@KCSA.com

212-896-1254

TerrAscend Corp.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	At	At
	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$26,672	$26,381
Restricted cash	110	606
Accounts receivable, net	19,989	20,224
Investments	992	1,727
Inventory	35,409	39,672
Prepaid expenses and other current assets	4,972	5,123
Assets from discontinued operations, current	44,939	83,155
Total current assets	133,083	176,888
Non-current assets
Property and equipment, net	126,298	124,165
Deposits	168	168
Operating lease right of use assets	28,890	28,755
Intangible assets, net	173,291	169,604
Goodwill	109,770	106,929
Other non-current assets	507	722
Total non-current assets	438,924	430,343
Total assets	$572,007	$607,231

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$37,008	$40,349
Deferred revenue	4,080	3,575
Convertible debt	10,221	—
Loans payable	554	6,761
Contingent consideration payable	1,672	3,121
Operating lease liability	1,265	1,322
Derivative liability	178	92
Corporate income tax payable	12,694	11,531
Liabilities from discontinued operations	23,991	24,298
Total current liabilities	91,663	91,049
Non-current liabilities
Loans payable	199,119	183,461
Operating lease liability	31,036	30,664
Derivative liability	—	451
Convertible debt	—	9,114
Deferred income tax liability	9,025	8,428
Contingent consideration payable	—	172
Liability on uncertain tax position	122,692	106,991
Other long term liabilities	85	85
Total non-current liabilities	361,957	339,366
Total liabilities	453,620	430,415
Commitments and contingencies
Shareholders' equity
Share capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 10,850 and 12,350 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 600 and 600 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 63,492,038 and 63,492,038 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Common shares, no par value, unlimited shares authorized; 306,117,417 and 293,232,131 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Treasury stock, no par value; nil and 129,500 shares outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	957,238	952,463
Accumulated other comprehensive income	2,171	3,011
Accumulated deficit	(841,470)	(778,514)
Non-controlling interest	448	(144)
Total shareholders' equity	118,387	176,816
Total liabilities and shareholders' equity	$572,007	$607,231

TerrAscend Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenue, net	$65,006	$67,196	$129,309	$136,471

Cost of sales	31,771	33,837	61,393	68,942

Gross profit	33,235	33,359	67,916	67,529

Operating expenses:
General and administrative	20,980	22,632	42,129	43,709
Amortization and depreciation	1,284	1,258	2,573	2,553
Impairment of property and equipment and right of use assets	—	—	—	2,438
Other operating income	—	(1,169)	—	(1,169)
Total operating expenses	22,264	22,721	44,702	47,531

Income from operations	10,971	10,638	23,214	19,998

Other expense (income)
Finance and other expenses	8,747	8,561	17,082	16,803
Unrealized and realized (gain) loss on investments	(7)	227	735	227
(Gain) loss from revaluation of contingent consideration	(34)	1,827	346	3,220
Gain on fair value of derivative liabilities	(279)	(2,922)	(376)	(1,939)
Unrealized and realized foreign exchange (gain) loss	(648)	104	(607)	389
Income from continuing operations before provision for income taxes	3,192	2,841	6,034	1,298
Provision for income taxes	9,598	9,126	20,105	16,779
Net loss from continuing operations	$(6,406)	$(6,285)	$(14,071)	$(15,481)

Discontinued operations:
(Loss) income from discontinued operations, net of tax	$(41,701)	$48	$(46,305)	$(5,607)
Net loss	$(48,107)	$(6,237)	$(60,376)	$(21,088)

Foreign currency translation adjustment	854	(260)	840	(658)
Comprehensive loss	$(48,961)	$(5,977)	$(61,216)	$(20,430)

Net loss from continuing operations attributable to:
Common and proportionate Shareholders of the Company	$(7,684)	$(8,228)	$(16,651)	$(19,628)
Non-controlling interests	$1,278	$1,943	$2,580	$4,147

Comprehensive loss attributable to:
Common and proportionate Shareholders of the Company	$(50,239)	$(7,920)	$(63,796)	$24,577
Non-controlling interests	$1,278	$1,943	$2,580	$4,147

Net loss per share - basic & diluted:
Continuing operations	$(0.03)	$(0.03)	$(0.06)	$(0.07)
Discontinued operations	(0.14)	—	(0.16)	(0.02)
Net loss per share - basic & diluted	$(0.17)	$(0.03)	$(0.22)	$(0.09)
Weighted average number of outstanding common shares - basic & diluted	299,087,022	291,488,661	296,137,440	291,053,614

TerrAscend Corp.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Six Months Ended
	June 30, 2025	June 30, 2024
Operating activities
Net loss from continuing operations	$(14,071)	$(15,481)
Adjustments to reconcile net loss to net cash provided by operating activities
Accretion expense	4,306	7,862
Depreciation of property and equipment and amortization of intangible assets	7,729	7,576
Amortization of operating right-of-use assets	805	777
Share-based compensation	2,293	3,445
Deferred income tax expense (recovery)	597	(415)
Gain on fair value of derivative liabilities	(376)	(1,939)
Unrealized and realized loss on investments	735	227
Loss from revaluation of contingent consideration	346	3,220
Provision for expected credit loss	673	—
Unrealized and realized foreign exchange (gain) loss	(607)	389
Impairment and other	(5)	1,269
Changes in operating assets and liabilities
Receivables	(511)	1,517
Inventory	4,580	1,400
Accounts payable and accrued liabilities	(5,046)	(4,289)
Income taxes paid and tax related liabilities	16,862	25,238
Prepaid expense and other current assets	79	(52)
Other assets and liabilities	90	2,572
Net cash provided by operating activities - continuing operations	18,479	33,316
Net cash used in operating activities - discontinued operations	(7,658)	(7,177)
Net cash provided by operating activities	10,821	26,139

Investing activities
Investment in property and equipment	(4,650)	(4,094)
Interest received on investment in note receivable	123	—
Investment in intangible assets	(726)	(699)
Cash portion of consideration paid in acquisitions, net of cash acquired	(5,128)	(250)
Net cash used in investing activities - continuing operations	(10,381)	(5,043)
Net cash (used in) provided by investing activities - discontinued operations	(737)	200
Net cash used in investing activities	(11,118)	(4,843)

Financing activities
Proceeds from loan payable, net of transaction costs	5,000	3,137
Loan principal paid	(1,966)	(16,306)
Capital distributions paid to non-controlling interests	(1,988)	(1,564)
Payment for contingent consideration	(386)	—
Payments made for financing obligations and finance lease	—	(271)
Repurchases of common shares	(377)	—
Net cash provided by (used in) financing activities- continuing operations	283	(15,004)
Net cash used in financing activities- discontinued operations	—	(1,538)
Net cash provided by (used in) financing activities	283	(16,542)

Net (decrease) increase in cash and cash equivalents and restricted cash during the period	(14)	4,754
Net effects of foreign exchange	(191)	390
Cash and cash equivalents and restricted cash, beginning of the period	26,987	25,347
Cash and cash equivalents and restricted cash, end of the period	$26,782	$30,491

TerrAscend Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

The table below reconciles net loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended
	June 30, 2025	June 30, 2024
Net loss	(48,107)	(6,237)
Loss from discontinued operations	41,701	(48)
Loss from continued operations	(6,406)	(6,285)

Add (deduct) the impact of:
Provision for income taxes	9,598	9,126
Finance expenses	8,962	8,745
Amortization and depreciation	3,784	3,780
EBITDA	15,938	15,366
Add (deduct) the impact of:
Share-based compensation	779	1,960
Unrealized and realized (gain) loss on investments	(7)	227
(Gain) loss from revaluation of contingent consideration	(34)	1,827
Gain on fair value of derivative liabilities	(279)	(2,922)
Unrealized and realized foreign exchange (gain) loss	(648)	104
Gain on lease termination	—	(1,169)
Other one-time items	267	1,879
Adjusted EBITDA	$16,016	$17,272
Adjusted EBITDA Margin	24.6%	25.7%

The table below reconciles Net cash provided by operating activities to Free Cash Flow:

	For the Three Months Ended
	June 30, 2025	June 30, 2024
Net cash provided by operating activities - continuing operations	$7,300	$16,684
Capital expenditures for property and equipment	(2,292)	(1,914)
Free Cash Flow	$5,008	$14,770